EXHIBIT 99.1


                     [BURLINGTON NORTHERN INC. LOGO NEWS]


                  Burlington Northern Inc. Announces Record
                          Quarterly, Annual Earnings


         FORT WORTH, Texas, January 19, 1995--Burlington Northern Inc. (BNI) today announced the highest quarterly and annual earnings ever achieved by the company. Fourth quarter 1994 net income of $142 million, $1.51 per common share (primary) or $1.46 per common share (fully diluted), was 20 percent greater than the $118 million, $1.25 per common share (primary) or $1.21 per common share (fully diluted), earned in the same 1993 quarter. Operating income of $264 million represented an 18-percent increase over the prior year's fourth quarter. Revenues for the fourth quarter reached $1.34 billion, also an all-time quarterly record, and were eight percent higher than reported for the same period of 1993.

         Full-year 1994 net income for BNI was $416 million, $4.37 per common share (primary) or $4.27 per common share (fully diluted), a 41-percent increase over 1993. Annual operating income rose 29 percent to $853 million, while revenues climbed six percent to nearly five billion dollars.

         Included in 1994 earnings was the cumulative effect of an accounting adjustment which reduced net income by $10 million and earnings per common share by $.11 (primary). Reported 1993 net income included a third quarter charge of $26 million, or $.29 per common share (primary), to reflect the effect of a one-percent increase in the corporate income tax rate on the year-end 1992 deferred tax balance. BNI had also announced that operating income in the second and third quarter of 1993 was reduced by a total of $88 million, or $.61 per common share (primary), due to the summer's flooding.

         Agricultural commodities experienced all-time record volume and revenues in the quarter. Abundant harvests in BNI's service territory, strong domestic demand, and a resurgence in foreign demand combined to increase unit volume 18 percent. Revenues grew to $274 million, 24 percent over the fourth quarter of last year.

BN EARNINGS

         Revenues from intermodal shipments grew 15 percent to $216 million as strong import and export demand for containerized freight, and market share gains in the domestic less-than-truckload market, drove unit volumes up 11 percent over fourth quarter 1993.

         Fourth quarter 1994 coal volume of 44.8 million tons and revenues of $416 million set all-time records, surpassing last year's fourth quarter records established as the company made a concerted effort to replenish coal stockpiles seriously depleted during the summer's flooding.

         "While agricultural commodities, intermodal, and coal accounted for most of the revenue growth in the quarter, most other commodity groups turned in solid performances as well," said Gerald Grinstein, chairman and chief executive officer of BNI. "The pace at which we operated during the second half of 1994 has established the benchmark for 1995."

         Record fourth quarter volumes were a challenge for BNI employees. There were a number of locations throughout the system that operated in excess of normal capacity for much of the quarter. Extraordinary measures were taken to serve customers and satisfy as much of the immediate demand as possible.

         In response to growing market opportunities, BNI continued to invest in its freight-hauling capacity. By the end of the year, the company had added more than 1,000 engineers and conductors to its work force, increased its fleet of highly productive AC traction locomotives by 133, and built an additional 31 miles of second main track to improve service between Powder River Basin coal producers and utility customers.

         While handling record volumes of business, the company was able to operate safely and efficiently. Personal injuries resulting in lost work days fell 52 percent during 1994 and derailment incidents were reduced by 21 percent over the same period.

         "We reduced our fourth quarter operating ratio (the ratio of operating expenses to operating revenues) to 80.4, its lowest point ever, and brought the full year down to 82.9, a three point improvement over 1993," said Mr. Grinstein. "We were pleased with our performance in the second half of 1994, particularly in the fourth quarter, and we are encouraged by the market opportunities we see in the coming year. We are confident that we can take advantage of these opportunities while at the same time increasing the productivity of our system."

BN EARNINGS

         Headquartered in Fort Worth, Texas, BNI is the parent of Burlington Northern Railroad, the longest rail system in terms of miles of road and second main track, in North America, with operations in 25 states and two Canadian provinces. Its principal sources of revenue are the transportation of coal, grain, intermodal containers, and a wide variety of industrial, consumer, automotive and forest products.

         Condensed consolidated financial statements follow.


CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(Dollars in Millions, Except Per Share Data -- UNAUDITED)


                                                     Three Months Ended                           Twelve Months Ended
                                                        December 31,                                  December 31,
                                            ____________________________________         _____________________________________
                                                                             %                                             %
                                              1994          1993           Change         1994           1993           Change
                                            _______       _______          ______        _______        _______         ______

Revenues                                    $ 1,344       $ 1,246            7.9%        $ 4,995        $ 4,699            6.3%
Costs and expenses                            1,080         1,022            5.7%          4,142          4,038            2.6%
                                            _______       _______          ______        _______        _______         ______
Operating income                                264           224           17.9%            853            661           29.0%
Interest expense                                 37            38           -2.6%            155            145            6.9%
Other income (expense), net                       4             3           33.3%             (3)             5         -160.0%
                                            _______       _______          ______        _______        _______         ______
Income before income taxes and
  cumulative effect of change in
  accounting method                             231           189           22.2%            695            521           33.4%
Income tax expense                               89            71           25.4%            269            225           19.6%
                                            _______       _______          ______        _______        _______         ______
Income before cumulative effect of
  change in accounting method                   142           118           20.3%            426            296           43.9%
Cumulative effect of change in
  accounting method, net of tax                  --            --           --               (10)            --           --
                                            _______       _______          ______        _______        _______         ______
Net Income                                  $   142       $   118           20.3%        $   416        $   296           40.5%

Primary earnings (loss) per common share:
   Income before cumulative effect of
     change in accounting method            $     1.51    $     1.25        20.8%        $     4.48     $     3.06        46.4%
   Cumulative effect of change in
     accounting method                           --            --           --                (0.11)         --           --
                                            __________    __________       ______        __________     __________      ______
Primary earnings per common share           $     1.51    $     1.25        20.8%        $     4.37     $     3.06        42.8%
                                           ===========    ==========       ======        ==========     ==========      ======
Shares used in computation
  (in thousands)                             90,095        89,919            0.2%         90,187         89,672            0.6%

Fully diluted earnings (loss) per common share:
   Income before cumulative effect of
     change in accounting method            $     1.46    $     1.21        20.7%        $     4.38     $     3.04        44.1%
   Cumulative effect of change in
     accounting method                           --            --           --                (0.11)         --           --
                                            __________    __________       ______        __________     __________      ______
Fully diluted earnings per common share     $     1.46    $     1.21        20.7%        $     4.27     $     3.04        40.5%
                                           ===========    ==========       ======        ==========     ==========      ======
Shares used in computation
  (in thousands)                             97,436        97,362            0.1%         97,528         97,189            0.3%
Dividends declared per common share         $     0.30    $     0.30                     $     1.20     $     1.20

CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in Millions -- UNAUDITED)


                                              December           December
ASSETS                                        31, 1994           31, 1993
                                              ________           ________

Current assets                                 $ 1,012            $   891
Property and equipment, net                      6,311              5,909
Other assets                                       269                245
                                              ________           ________
  Total assets                                 $ 7,592            $ 7,045

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Commercial paper                             $    90            $    26
  Current portion of long-term debt                 32                185
  Other                                          1,325              1,318
                                              ________           ________
  Total current liabilities                    $ 1,447            $ 1,528
Long-term debt                                   1,697              1,526
Other liabilities                                2,211              2,071
Stockholders' equity                             2,237              1,919
                                              ________           ________
  Total liabilities and
    stockholders' equity                        $7,592            $ 7,045


SUPPLEMENTAL FINANCIAL INFORMATION
FINANCIAL RATIOS
  Debt to total capital                             44.8%              47.5%
  Return on assets (ROA)                             5.8%               4.4%
  Return on equity (ROE)                            20.7%              16.2%
  Times interest earned                              5.5                4.6

                                                 4th
                                               Quarter          Full Year
BNI STOCK PRICES (CLOSING)                      1994              1994
                                              ________          _________

  High                                        $ 51 5/8           $ 66
  Low                                         $ 46 5/8           $ 46 5/8
  End of period                               $ 48 1/8           $ 48 1/8
  Beginning of period                         $ 50 1/4           $ 57 7/8



CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Millions - UNAUDITED)

                                                        Year Ended
                                                        December 31,
                                                    ____________________
      Operating activities                           1994         1993
                                                    ______        ______
 Net income                                         $  416        $  296
 Adjustments to reconcile net income to
 net cash provided by operating activities:
    Cumulative effect of change in
     accounting method                                  10           --
    Depreciation                                       362          352
    Deferred income taxes                              126          156
    Changes in current assets and liabilities         (115)        (109)
    Changes in long-term casualty and
      environmental reserves                           (10)         (57)
    Other, net                                          --          (60)
                                                    ______        ______
 Net cash provided by operating activities          $  789        $  578
                                                    ______        ______
Investing activities
  Additions to property and equipment               $ (698)       $ (676)
  Proceeds from property and equipment
   dispositions                                         45            35
  Other, net                                           (28)          (18)
     Net cash used in investing activities          $ (681)       $ (659)
                                                    ______        ______
Financing activities
     Net increase in commercial paper               $   64        $   26
     Proceeds from issuance of long-term debt          310           224
     Payments on long-term debt                       (346)          (88)
     Dividends paid                                   (129)         (125)
     Proceeds from exercise of common
      stock options                                      6            15
     Redemption of redeemable preferred stock           --            (9)
     Other, net                                         (3)           (2)
     Net cash provided by (used in) financing
      activities                                    $  (98)       $   41
                                                    ______        ______
       Increase (decrease) in cash and cash
        equivalents                                 $   10         $ (40)
Cash and Cash equivalents:
  Beginning of year                                     17            57
                                                    ______        ______
  End of year                                       $   27        $   17
                                                    ======        ======